JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, par value $0.001 per share, of Spark Networks Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: August 19, 2016

PEAK6 INVESTMENTS, L.P.

By:	/s/ Jay Coppoletta
Name: Jay Coppoletta
Title: Chief Corp. Dev & Legal Officer

PEAK6 LLC

By:	/s/ Matt Hulsizer
Name: Matt Hulsizer
Title: Manager

MATTHEW HULSIZER

/s/ Matt Hulsizer

JENNIFER JUST

/s/ Jennifer Just